Exhibit 5.1

Cooley

Nancy H. Wojtas
T: +1 650 843 5819
nwojtas@cooley.com

January 31, 2017

Web.com Group, Inc.
12808 Gran Bay Parkway, West
Jacksonville, FL 32258

Ladies and Gentlemen:

We have acted as counsel to Web.com Group, Inc. (the “Company”), a Delaware corporation, and you have requested our opinion in connection with the filing of a registration statement on Form S 8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 131,382 shares of the Company’s Common Stock, par value $0.001 per share (the “Shares”), pursuant to the Web.com Group, Inc. 2017 DonWeb Inducement Award Plan (the “Plan”).
In connection with this opinion, we have examined and relied upon the Registration Statement and related Prospectus included therein, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as currently in effect, the Plan and the originals or copies certified to our satisfaction of such other documents, records, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not sought independently to verify such matters.
Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware.
On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and related Prospectus, will be validly issued, fully paid, and nonassessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).
We consent to the filing of this opinion as an exhibit to the Registration Statement.
Very truly yours,
COOLEY LLP

By: /s/ Nancy H. Wojtas
Nancy H. Wojtas

101 California Street, 5th Floor, San Francisco, CA 94111-5800 T: (415) 693-2000 F: (415) 693-2222 www.cooley.com